EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/ Media Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES FIRST QUARTER SALES AND EARNINGS

DANBURY, CT., October 24, 2007 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three months ended September 30, 2007.

Net delivered sales for the quarter ended September 30, 2007 increased 2.4% to $248.7 million as compared to $242.8 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 10.1% to $182.8 million. Wholesale sales increased 0.4% to $156.3 million during that same period. Comparable Ethan Allen design center delivered sales increased 0.2% as compared to the prior year quarter.

For the quarter ended September 30, 2007, earnings per share amounted to $0.57 on net income of $17.5 million. This compares to earnings per share and net income of $0.26 and $8.5 million, respectively, in the prior year comparable period which included a September 2006 restructuring and impairment charge. Excluding the impact of this charge, prior period earnings per share amounted to $0.53 on net income of $17.2 million.

Farooq Kathwari, Chairman and CEO, commented: "We are pleased with our results for the first quarter ended September 30, 2007. Despite continued uncertainty with respect to the economy, concerns with respect to the consumer credit situation, and a softer overall environment for home furnishings retail, sales and net income for the quarter improved. Our quarterly earnings per share increased 7.5% to $0.57 from $0.53, ex-restructuring, in the prior year period, reflecting a higher gross margin, continued cost containment efforts and the benefit of share repurchases. The consolidated operating margin reflects the addition of 17 Company-owned design centers since September 2006 and continued implementation of our project management initiative, including related investments in recruiting and training programs. For the quarter ended September 30, 2007, the Company generated $41.5 million in operating cash, utilizing $12.5 million to fund capital expenditures associated, primarily, with the opening of new design centers and $38.3 million to repurchase 1.1 million shares of our common stock in the open market at an average cost per share of approximately $33.50. As previously announced, the Company’s Board of Directors increased the then remaining share repurchase authorization to 2.5 million shares in July. As of September 30, 2007, the Company had remaining authorization available to repurchase an additional 2.1 million shares.”

EXHIBIT 99.1

Mr. Kathwari continued: “We continue to make progress in our efforts to position Ethan Allen as a leading interior design company focused on providing solutions and service. As I have stated previously, our plan to achieve this objective involves: the strengthening of our recruiting and training programs in order to increase the professionalism of our retail management team; the development of stylish, high-quality products at good value; the continued repositioning of our retail network to more prominent locations; further enhancements to our advertising and marketing programs; and process improvements to enable faster delivery of our products to our customers. We believe it is these initiatives that provide us a distinct competitive advantage and an opportunity to grow our business.”

Commenting on current business trends, Mr. Kathwari stated: "While our first quarter results were promising, we are aware of the difficult economic environment that still exists. However, we remain cautiously optimistic with regard to our ability to continue to do relatively well as we move forward.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 310 design centers in the United States and abroad, of which 158 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, October 24th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

In addition, on October 29th, the Company will host an investor conference at its headquarters in Danbury, Connecticut. In connection with this event, management will share its new style projections, products and marketing plan, all of which were recently introduced to the Company’s retail network. A live webcast of the event will also be available at www.ethanallen.com/investors.

EXHIBIT 99.1

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(In millions)

Selected Consolidated Financial Data:

	Three Months Ended
	9/30/07	9/30/06
Net Sales	$248.7	$242.8
Gross Margin	53.7%	52.0%
Operating Margin	11.2%	5.9%
Operating Margin (ex restructuring & impairment charges)	11.2%	11.6%
Net Income	$17.5	$8.5
Net Income (ex restructuring & impairment charges)	$17.5	$17.2

Operating Cash Flow	$41.5	$36.9
Capital Expenditures	$12.5	$15.7
Treasury Stock Repurchases (settlement date basis)	$41.7	$17.7

EBITDA	$35.1	$20.0
EBITDA as % of Net Sales	14.1%	8.2%
EBITDA (ex restructuring & impairment charges)	$35.1	$33.9
EBITDA as % of Net Sales (ex restructuring & impairment charges)	14.1%	14.0%

Selected Financial Data by Business Segment:

	Three Months Ended
Retail	9/30/07	9/30/06
Net Sales	$182.8	$166.0
Operating Margin	0.5%	1.7%

	Three Months Ended
Wholesale	9/30/07	9/30/06
Net Sales	$156.3	$155.6
Operating Margin	17.1%	7.3%
Operating Margin (ex restructuring & impairment charges)	17.1%	16.3%

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2007	2006
Net sales	$248,727	$242,823
Cost of sales	115,270	116,494

Gross Profit	133,457	126,329

Operating Expenses:
Selling	57,578	55,038
General and administrative	48,082	43,125
Restructuring and impairment charge	--	13,936

Total operating expenses	105,660	112,099

Operating Income	27,797	14,230

Interest and other miscellaneous income	2,922	2,232
Interest and other related financing costs	2,935	2,938

Income before income tax expense	27,784	13,524
Income tax expense	10,280	5,072

Net Income	$17,504	$8,452

Basic earnings per share:
Net income per share	$0.58	$0.27

Basic weighted average shares outstanding	30,084	31,815

Diluted earnings per share:
Net income per share	$0.57	$0.26

Diluted weighted average shares outstanding	30,464	32,631

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	September 30, 2007	June 30, 2007
Assets

Current Assets:
Cash and cash equivalents	$133,484	$147,879
Accounts receivable, net	14,255	14,602
Inventories	181,297	181,884
Prepaid expenses and other current assets	29,572	33,104
Deferred income taxes	4,464	4,960

Total current assets	363,072	382,429

Property, plant, and equipment, net	326,460	322,185
Intangible assets, net	92,656	92,500
Other assets	5,246	5,484

Total Assets	$787,434	$802,598

Liabilities and Shareholders' Equity

Current Liabilities:
Current maturities of long-term debt	$40	$40
Customer deposits	56,216	52,072
Accounts payable	25,184	26,650
Accrued expenses and other current liabilities	68,125	68,677

Total current liabilities	149,565	147,439

Long-term debt	202,899	202,868
Other long-term liabilities	21,144	12,003
Deferred income taxes	30,199	30,646

Total liabilities	403,807	392,956

Shareholders' equity	383,627	409,642

Total Liabilities and Shareholders' Equity	$787,434	$802,598